EXHIBIT 10.G

November 21, 2013

Mr. Gerald H. Lipkin, Chairman and CEO

Valley National Bancorp

Valley National Bank

1445 Valley Road

Wayne, New Jersey 07470

Dear Mr. Lipkin:

The Board of Directors of Valley National Bancorp (“Bancorp”) and Valley National Bank (the “Bank”) (collectively, the “Company”) have determined that it is in the best interests of Bancorp and the Bank for the Company to agree to provide you with a revised overall pension benefit, as provided herein.

We originally entered into a letter agreement with you, dated October 7, 2008 concerning your pension benefit, which was replaced and restated in a letter agreement, dated February 8, 2011, and which was again replaced and restated in a letter agreement, dated February 19, 2013, (the “Prior Agreement”). This letter agreement restates and amends the provisions of the Prior Agreement, and the Prior Agreement is rescinded upon your consent to this letter. Any other agreement between us referencing the Prior Agreement shall be deemed a reference to this letter agreement without the need to amend such other agreement.

In view of the foregoing, and in consideration of your continued employment with the Company and your consent to this letter, the Company agrees:

1. If the Company elects to terminate you as Chief Executive Officer of Bancorp and/or the Bank, upon the termination of your employment the Company will pay you a lump sum severance benefit equal to 12 months of your annual base salary plus a portion of your most recent bonus. This payment will be made within thirty (30) days following the date of your termination of employment. The bonus amount shall equal your most recent bonus multiplied by a fraction, the numerator of which is the number of months which have elapsed in the current calendar year and the denominator of which is 12. This severance benefit will not be paid if the Company terminates you for “cause”. “Cause” means gross misconduct by you in connection with Company business. This provision is inapplicable in the event of a termination of your employment due to death or disability, or if you are paid a severance benefit pursuant to any change in control agreement with the Company. If you die after the Company elects to terminate you as Chief Executive Officer of Bancorp and/or the Bank, but before you receive the lump sum severance benefit you are entitled to hereunder, your estate shall be entitled to the benefit.

2. In addition, within thirty (30) days following the termination of your employment by the Company or by you for any reason (other than Cause), the Company will pay to you (or your estate in the case of death) a lump sum amount equal to one hundred twenty-five

P.O. Box 558 • Wayne, NJ 07474-0558 • Tel: 800-522.4100 © 2013 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

percent (125%), less applicable withholdings, of (A) the aggregate COBRA premium amounts (based upon the COBRA rates in effect at the date of termination) for three (3) years of health, hospitalization, dental and medical insurance coverage that was being provided to you (and your spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contributions that would have been required of you (determined as of the date of termination of employment) for such three (3) year period. The Company also shall pay you within the same time frame a lump sum amount equal to one hundred twenty-five percent (125%), less applicable withholdings, of the Company’s share of the premium for three (3) years of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and rates in effect on the date that you terminate employment).

Notwithstanding anything else to the contrary in this letter, the Company may delay payment of benefits provided in Sections 1, 2 and 9 herein for six (6) months following your termination from employment to the extent necessary to comply with Section 409A of the Internal Revenue Code. At the end of such period of delay, you will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily. If the conditions of the severance exception under Treasury Regulation Section 1.409A-1 (b)(9)(iii) (or any successor Regulation thereto), or the short-term deferral rule under Treasury Regulation Section 1.409A- 1(b)(4) (or any successor Regulation thereto, are satisfied, then payment of benefits shall not be delayed for six (6) months following termination of employment to the extent permitted thereunder.

As partial consideration for the Company entering into this Agreement, you agree as follows:

3. Following the termination of your employment with the Company for any reason, you shall retain in confidence any confidential information known to you concerning the Company and its business.

4. While you are employed by the Company, and for a period of two years thereafter, you will not, without the prior written approval of the Board of Directors of Bancorp, directly or indirectly, as officer, director, employee, shareholder, principal or agent, or in any other capacity, own, manage, operate, consult with or be employed by any insured depository institution which transacts business in the State of New Jersey or New York if either (i) such insured depository institution maintains an office in New Jersey or New York from which you act on behalf of such institution or (ii) such insured depository institution employs you in any capacity to solicit loans, trust, deposits or other customers of the Company. However this paragraph shall not prohibit you from owning bonds, preferred stock or up to five percent (5%) of the outstanding common shares of any insured depository institution or its parent holding company.

5. You agree that the Company has no adequate remedy at law for the violation of paragraphs 3 and 4 and that the Company shall be entitled to injunctive relief to enforce such provisions.

Both parties mutually agree as follows:

6. This letter agreement shall commence on the date hereof and expire on January 1, 2016 (January 1, 2016 is referred to hereafter as the “Initial Expiration Date”). On January 1 of each year starting January 1, 2015, the Initial Expiration Date shall be automatically extended for an additional one year period (so it remains a two year contract) unless you or Bancorp otherwise elect and so notify the other party in writing prior to January 1 of any year starting with January 1, 2015. This letter agreement may be amended, supplemented or changed at any time only by a writing signed by Bancorp and yourself. Notwithstanding the foregoing, the terms of paragraphs 3, 4, 5, 7, 9 and 10 of this letter agreement shall survive any termination or expiration.

7. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company, and any successor to the Company by merger, consolidation or sale. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. After your death, your spouse or otherwise your estate shall be entitled to enjoy and enforce the benefits of this Agreement. The Company may not offset amounts due to you hereunder. However, in the event you breach the non-compete contained in paragraph 4 hereof, the Company shall not be obligated to pay you any benefits hereunder, and you shall not be entitled to be paid your legal fees or expenses as provided in paragraph 10 hereof.

8. In the event of your death while you are employed by the Company, the Company will pay to your spouse, if you predecease her, otherwise to your estate, (i) a portion of your most recent bonus (calculated by multiplying your most recent bonus multiplied by a fraction, the numerator of which is the number of months which have elapsed in the current calendar year, and the denominator of which is 12), within thirty (30) days following the date of your death, and (ii) your annual base salary (as in effect at your death) for 12 months, payable in monthly installments. Such payments shall be reduced by the amount, if any, of the regular monthly benefit payable to your spouse in the 12 months following your death from the Company’s defined benefit pension plan and benefit equalization plan.

9. You shall be entitled to a minimum combined benefit of six hundred thousand dollars ($600,000.00) per year from the Valley National Bank Pension Plan (the “Pension Plan”) and the Valley National Bank Benefit Equalization Plan (the “BEP”), and, to the extent necessary, from the Company upon your termination of employment with the Company (the “Minimum Annual Combined Benefit”). The portion of the Minimum Annual Combined Benefit that is paid by the Company shall commence to be paid on the first day of the month following your termination of your employment with the Company and shall continue for so long as you shall survive. If you survive past the tenth anniversary of the date of your termination of employment with the Company (the “Initial Ten Year Period”), and should your spouse survive you, she shall be entitled to a minimum survivor benefit of two-thirds of such amount ($400,000.00) per year, for the remainder of her life (the “Minimum Annual Post 10 Year Spousal Survivor Benefit”). Should you die (i) before commencing receipt of benefits under the Pension Plan or (ii) before the end of the Initial Ten Year Period, and, in either case, should your spouse survive you, she shall be entitled to a minimum survivor benefit of six hundred thousand dollars ($600,000.00) per year through the end of the Initial Ten Year Period (the “Minimum Annual 10 Year Spousal Survivor Benefit”) and, thereafter, the Minimum Annual Post 10 Year

Spousal Survivor Benefit. In the event that prior to the end of the Initial Ten Year Period, both you and your spouse die, the estate of the last surviving of you and your spouse (as determined by the applicable provision of your will in the event of a common disaster) shall be entitled to a minimum lump sum payment equal to the Minimum Annual Combined Benefit multiplied by the number of years (including fractional years) from the later date of decease to the end of the Initial Ten Year Period (the “Minimum 10 Year Estate Benefit”). If the actual combined annual benefit from the Pension Plan and the BEP payable to you upon the termination of your employment with the Company (the “Actual Annual Combined Benefit”) exceeds the Minimum Annual Combined Benefit of $600,000, (i) the Minimum Annual 10 Year Spousal Survivor Benefit provided hereunder and the Minimum 10 Year Estate Benefit provided hereunder shall be increased to the Actual Annual Combined Benefit and (ii) the Minimum Annual Post 10 Year Survival Benefit provided hereunder shall be increased to two-thirds of the Actual Annual Combined Benefit. The foregoing assumes pension benefits under the Pension Plan and the BEP are paid to you in the form of a joint and two-thirds survivor annuity. You will need, however, to follow the administrative processes under the plans in order to actually commence receipt of such benefits. In the event that you elect another form of payment of pension benefits under the Pension Plan and the BEP (including a lump sum payment payable upon a change in control) the above amounts will be actuarially adjusted. For all purposes under this agreement, actuarial adjustments will be made using the actuarial assumptions described in Appendix A of the BEP except in the event of a Change in Control, as defined in the BEP. In the event of a Change in Control resulting in the payment to you, your spouse or your estate of a lump sum under the BEP, the lump sum payable to you under the BEP and hereunder will be made using the actuarial assumptions described in Appendix A of this letter agreement, and not under Appendix A of the BEP. Note that any increases to the lump sum payable under the BEP as a result of this Section 9 and Appendix A will be payable under this letter agreement such that the actual lump sum payable under the BEP remains unchanged.

The calculation of any required actuarial adjustment will be made by the actuary regularly employed by the Company for pension benefit calculations on the date of your termination of employment with the Company or, in the event you have elected a lump sum payment under the BEP upon a change in control, by the actuary regularly employed by the Company for pension benefit calculations on the date one day prior to the change in control. As a matter of clarity, the parties agree that all of the payments under this paragraph 9 constitute payments under “any benefit plan of the Company” under the first sentence of Section 12a of the Amended and Restated Change in Control Agreement dated June 22, 2011 among the Bancorp, the Bank and you (as may subsequently be amended, “the Change in Control Agreement”), and this benefit will be covered by the Gross-Up Payment provided for under Section 12 of that Agreement if and to the extent that this benefit may constitute a parachute payment and/or a payment that is subject to the excise tax under Section 409A of the Internal Revenue Code. The term “spouse” as used herein means the person you are married to at the time of your termination from service, but not any person to whom you may become married thereafter. Notwithstanding anything to the contrary provided for in your Change in Control Agreement, Section 12 of that Agreement and your right to a Gross-Up Payment provided thereunder is incorporated herein by reference and shall survive to the extent a Change in Control (as defined in the Change in Control Agreement) occurs within 12 months after the termination of your employment with the Company.

10. In the event the Company fails to pay to you, your spouse or your estate any of the benefits provided herein for a period in excess of 10 business days after a written request to do so, you (or your spouse or estate) shall be entitled to be paid or reimbursed by the Company for the legal fees and expenses incurred by you (or your spouse or estate) in enforcing or interpreting the provisions of this Agreement. The Company hereby agrees to pay or reimburse you (or your spouse or estate) for such fees and expenses on a monthly basis, upon the submission of bills or requests for payment. A court shall be entitled to deny you your legal fees and expenses only if it finds you made a claim for benefits hereunder not in good faith and without reasonable cause.

If you are in agreement with the foregoing, please so indicate by signing and returning to the company the enclosed copy of this letter, whereupon this letter shall constitute an agreement between you and the Company.

Very truly yours,

VALLEY NATIONAL BANCORP

By:
AGREED AND ACCEPTED:	Gerald Korde, Chairman, Compensation and Human Resources Committee

Gerald H. Lipkin, Executive	VALLEY NATIONAL BANK
By:
Gerald Korde, Chairman, Compensation and Human Resources Committee

APPENDIX A

ACTUARIAL ASSUMPTIONS

For purposes of determining the lump sum benefit described in Section 9 of this letter agreement that is payable under a Change in Control that occurs prior to benefit commencement under this letter agreement, the following actuarial assumptions and method shall apply:

Step 1: Convert the total letter agreement benefit into an actuarial equivalent straight life annuity using:

(a)	Mortality Table: The Uninsured Pensioner 1994 Mortality Table (UP-94) for males

(b)	Interest Rate: Eight percent (8.00%) per annum, compounded annually

Step 2: Subtract the accrued benefit under the qualified Pension Plan payable as a straight life annuity.

Step 3: Convert the resulting net nonqualified benefit into a lump sum value using:

(a)	The Applicable Mortality Table, as defined under the Pension Plan; and

(b)	The lesser of:

(i) The Pension Benefit Guaranty Corporation (PBGC) immediate interest rate used to determine lump sum payments for the calendar month immediately preceding the month the lump sum payment is made, or

(ii) 6%.

The result of this Step 3 is the total lump sum value payable from both the BEP and this letter agreement.

Step 4: Subtract the lump sum actually payable under the BEP to determine the net lump sum payable under this letter agreement.

For purposes of determining the lump sum benefit described in Section 9 of this letter agreement that is payable under a Change in Control that occurs after benefit commencement under this letter agreement, the following actuarial assumptions and method shall apply:

Step 1: Convert the remaining net nonqualified benefits into a lump sum value using:

(a)	The Applicable Mortality Table, as defined under the Pension Plan; and

(b)	The lesser of:

(i) The Pension Benefit Guaranty Corporation (PBGC) immediate interest rate used to determine lump sum payments for the calendar month immediately preceding the month the lump sum payment is made, or

(ii) 6%.